Exhibit 99.1

KS BANCORP, INC.

P.O. BOX 661

SMITHFIELD, NC 27577

PRESS RELEASE

Contact:	Harold T. Keen	Earl W. Worley, Jr
	President and Chief Executive Officer	Chief Financial Officer
	(919) 938-3101	(919) 938-3101

KS Bancorp, Inc. (KSAV) Announces Fourth Quarter and Year End 2004 Financial Results and Cash Dividend.

Smithfield, NC—(Business Wire)—January 21, 2005. KS Bancorp, Inc. (OTCBB: KSAV), parent company of KS Bank, Inc., today announced fourth quarter and year-to-date results for fiscal year 2004. Consolidated earnings for the fourth quarter 2004 were $429,000, or $0.36 per diluted share compared to earnings of $249,000, or $0.21 per diluted share for the same period in 2003. The increase in net income is primarily attributed to a 14% increase in net interest income, and a lower loan loss provision as compared to the fourth quarter of 2003. The lower loan loss provision is a result of a substantial improvement in non-performing assets.

Net income for the year ended December 31, 2004 was $1,290,000, or $1.08 per diluted share, as compared with net income of $1,401,000, or $1.19 per diluted share, for the year ended December 31, 2003, a decrease of $111,000, or $.11 per share. The decrease in overall earnings is primarily a result of decreased profits from the sale of mortgage loans into secondary mortgage market, increased compensation and benefits expense resulting from increased staffing, and increased occupancy cost associated with the Company’s expansion into the Smithfield, NC market.

The Company’s balance sheet growth, however, continued in 2004. Consolidated total assets increased 17.5% to $236.9 million, up from $201.5 million at December 31, 2003. Net Loans increased 17.9% to $178.9 million. Total deposits were $169.3 million at December 31, 2004, a 19.0% increase compared to 2003.

In addition to the earnings report issued today, KS Bancorp, Inc. announced the payment of a quarterly cash dividend of $0.16 per share for stockholders of record on January 27, 2005, with payment to be made on February 10, 2005.

KS Bancorp, Inc. is a Smithfield, North Carolina-based single bank holding company. KS Bank, Inc., a state-chartered savings bank, is KS Bancorp’s sole subsidiary. The Bank emphasizes being a full service community bank offering traditional banking products and services through its operation of seven full service branches located in Kenly, Selma, Clayton, Garner, Goldsboro, Wilson, and Smithfield, North Carolina.

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This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements.

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